Exhibit 4.2

SECURITY AGREEMENT

As of April 16, 2003, at Columbus, Ohio, Quality Products, Inc., a Delaware corporation (the “Borrower and Guarantors”), and QPI Multipress, Inc., an Ohio corporation, and Columbus Jack Corporation, an Ohio corporation (collectively the “Guarantors”), enter into this Security Agreement with Richard A. and Clare F. Drexler as joint tenants with rights of survivorship, Dan L. Drexler, Jason I. Drexler, Theodore P. Schwartz, Eleanor Metnick and Nicole E. Drexler as joint tenants with rights of survivorship, RD&J Corporation, Dale S. Drexler Living Trust, Karen K. Hart, and Alyce A. Lazar Declaration of Trust Dated September 24, 1992 (“Lenders”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Lenders, Borrower and Guarantors have executed a Promissory Note and Guarantee under which the Lenders agree to lend U.S.$770,000 to the Borrower;

WHEREAS, to induce Lenders to lend this money and in consideration thereof, the Borrower and Guarantors have agreed to grant Lenders a security interest in certain assets, all on the terms set forth below; and

WHEREAS, the parties intend that the $770,000 shall be used to pay off Quality Products, Inc.’s credit line with U. S. Bank with an approximate balance of $800,000, release that bank’s senior lien on Borrower’s and Guarantors’ assets and grant a first lien on substantially the same assets to Lenders:

NOW, THEREFORE, the parties hereby agree as follows:

1.  Security; Enforcement; Application of Proceeds -

(a) To secure payment and performance of its obligations under the Promissory Note, Guarantee, and this Agreement, Borrower and Guarantors hereby transfer, assign, and pledge to Lenders and grant Lenders a security interest in all of the following (collectively “Collateral”):

(i) All of Borrower and Guarantors’ present and future accounts (as the term “account” is defined in the Ohio Uniform Commercial Code) and other present and future receivables including, without limitation, any right to payment under a letter of credit through which any such account or other receivable is to be paid and any promissory note, bill of exchange, or other instrument evidencing or issued in place of or in satisfaction of any such account or other receivable or pursuant to which any such account or other receivable is to be paid;

(ii) Any guarantee or collateral securing any of the foregoing;

(iii) Any other tangible and intangible personal property of Borrower and Guarantors of whatsoever nature and kind and where ever situated, whether the property of Borrower and Guarantors now or in the future, including, without limitation, “general intangibles”, “goods”, “inventory”, “equipment”, “chattel paper”, “documents” and “instruments” as these terms are defined in the Ohio Uniform Commercial Code;

April 16, 2003

(iv) The proceeds from any of the foregoing including, without limitation, proceeds from any insurance insuring the same against risk of loss or non-payment.

(b) At the request of Lenders, Borrower, and Guarantors shall deliver and endorse to or in accordance with the instructions of Lenders any of the Collateral.

(c) Upon (i) failure by Borrower and/or Guarantors to perform any of their obligations or covenants, whether under the Promissory Note, Guarantee, or this Agreement or any other agreement, (ii) any representation or warranty made by Borrower and/or Guarantors to Lenders, whether under the Promissory Note, Guarantee, or this Agreement or any other agreement, being false, (iii) the occurrence of any other default under the Promissory Note or Guarantee, or (iv) the occurrence of any event which, with the giving of notice or passage of time or both, would constitute a default under the Promissory Note, then, in any such case, the Holder may, with three (3) business days notice, take such actions as he deems advisable with respect to the Collateral, including, without limitation: (i) directing account debtors to make payment directly to Holder; (ii) settling, compromising, or adjusting any Collateral, which shall be binding upon Borrower and Guarantors; (iii) commencing, prosecuting and defending any proceeding to collect or protect any of the Collateral or any other proceeding with respect to any Collateral; and (iv) selling any Collateral at public or private sale on such terms as Holder deems appropriate.  At any such sale Lenders may be the purchaser.  Holder shall give Borrower and Guarantors at least ten (10) days’ notice of any such sale.

(d) The receipts and other proceeds from any of the Collateral shall be applied as follows: first, to the satisfaction of all obligations of the Borrower and Guarantors to Lenders under the Promissory Note and this Agreement in such order as the Lenders determines; and then, any balance to Borrower and Guarantors.

2.  Borrower and Guarantors’ Representations, Covenants, and Warranties - The Borrower and Guarantors hereby make the following representations, covenants, and warranties for the benefit of the Lenders:

(a) Quality Products, Inc., is duly incorporated and validly existing under the laws of Delaware, QPI Multipress, Inc. and Columbus Jack Corporation, are incorporated and validly existing under the laws of Ohio; each of these corporations is duly qualified to conduct business in the State of Ohio; and each has the corporate power and authority to own its property and assets and to carry on its business as it is now being conducted;

(b) Each of these corporations has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement, the Promissory Note, and Guarantee and any other agreements and documents executed under or in connection with this Agreement, and each has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement; this Agreement, the Promissory Note and the Guarantee constitute legally binding obligations of Borrower and Guarantors and are enforceable against Borrower and Guarantors in accordance with their respective terms;

(c) Upon payment to U.S. Bank and release of that bank’s security interest, there shall be no claims, security interests, options, rights or other privileges outstanding with respect to any of the Collateral or any of Borrower and/or Guarantors’ other assets except as listed in Schedule A.  Borrower and Guarantors warrant and covenant as follows:

(a) Except for security interests granted in favor of U.S. Bank and any liens set forth in Schedule A attached hereto, Borrower or Guarantors are, or as to the Collateral arising or to be acquired after the date hereof, shall be, the sole and exclusive owner of the Collateral, and the Collateral is and shall remain free from any and all liens, security interests, encumbrances, claims, and interests, and no security agreement, financing statement, equivalent security, or lien instrument or continuation statement covering any of the Collateral is on file or of record in any public office;

(b) Except for security interests granted in favor of the Bank and any liens or encumbrances set forth in Schedule A, Borrower and Guarantors shall not create, permit or suffer to exist, and shall take such action as is necessary to remove, any claim to or interest in or lien or encumbrance upon the Collateral and shall defend the right, title and interest of Lenders in and to the Collateral against all claims and demands of all persons and entities at any time claiming the same or any interest therein;

3.  Covenants of Borrower and Guarantors to Act - The Borrower and Guarantors will take or cause to be taken such action and execute and deliver or cause to be executed and delivered such other documents as the Lenders may request:

(a) In connection with this Agreement and any of the Collateral, and

(b) To perfect and to maintain the perfection of Lenders’ security interest in any of the Collateral, including, without limitation, delivering any Collateral to the Lenders and executing and filing financing and other statements under the Uniform Commercial Code in effect in any jurisdiction; and Borrower and Guarantors hereby authorize the Lenders to sign and file any such statement on its behalf or file any such statement without its signature.

4.  Negative Covenants of Borrower and Guarantors - The Borrower and Guarantors will not without prior written consent of the Lenders:

(a) Sell, pledge, transfer, assign, or grant a security interest in any of the Collateral or any of Borrower and/or Guarantors’ other assets other than sales of inventory in the ordinary course of business and purchase money security interests in equipment as described in Schedule A.

(b) Should Borrower default on the Promissory Note to Lenders under any of its default provisions, Borrower shall make no payment, including interest or principal, under that certain $300,000 Note dated October 15, 2002 to Dennis Mellman.

(c) Whether or not Borrower defaults on the Promissory Note to Lenders, Borrower shall be permitted to make payment under any future settlement agreement reached in the Granville Solvents case.

5.  Expenses - Borrower and Guarantors shall pay:

(a) Reasonable expenses (including, without limitation, legal fees) incurred by Lenders in connection with negotiating and preparing this Agreement, the Promissory Note, and Guarantee and in connection with the transactions contemplated by these Agreements;

(b) Reasonable expenses (including, without limitation, legal fees, court costs, the cost of appellate proceedings) incurred by Lenders in connection with (i) enforcing, preserving, and defending any rights and any security interest under this Agreement, (ii) protecting and collecting any of the Collateral, and (iii) any proceeding respecting any of the foregoing.

Borrower and Guarantors shall be jointly and severally liable to pay Lenders interest at the rate of 10% per annum simple interest on any amount that Borrower and Guarantors owe to Lenders under this Section: (i) from the date Lenders expend the amount in any case where the Lenders has requested Borrower and Guarantors pay the same and Borrower and Guarantors failed to do so, or (ii) from the date Lenders request reimbursement in any case where Lenders have not requested Borrower and Guarantors to pay the same.

6.  Governing Law - This Agreement shall be governed by and construed in accordance with the law of the State of Ohio.

7.  Dispute Resolution - The Parties agree to submit any disputes involving money or damages greater than $10,000 relating to this Agreement and/or transactions, duties, or obligations to be performed under this Agreement, to mediation with a mediator approved by the Parties to the dispute.  If the Parties resolve their disputes through mediation, the Parties shall share the mediator’s fees evenly but pay their own attorneys’ fees and other expenses related to mediation.  If mediation fails to resolve all disputes within thirty (30) days after the Parties submit the dispute to a mediator, then either Party may file a court action or request arbitration.  The Parties agree that mediation is a pre-condition to filing an action of any kind.  The prevailing Party in any action or arbitration relating to transactions contemplated by this Agreement shall be entitled to costs and expenses including reasonable attorneys fees and the attorney’s fees and expenses incurred in connection with mediation that failed to resolve the dispute.  Claims of $10,000 or less may be submitted to mediation or asserted in any other legal manner including filing a court action.

8.  Waiver - No failure to exercise and no delay on the part of Lenders in exercising any right, power or privilege under this Agreement or granted to them by law will operate as a waiver thereof; and any single or partial exercise of any right, power, or privilege shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Lenders may waive any right or other matter only by an instrument in writing signed by the Lenders.

9.  Rights and Remedies - The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law or by any other agreement.  Lenders will not be required to resort to or pursue any of its rights or remedies under or with respect to any other agreement or with respect to any other collateral, guarantee or other security before pursuing any of its rights or remedies under this Agreement.  The Lenders may pursue its rights and remedies in such order as it determines.

10.  Notices - Notices under this Agreement shall be sufficient only if sent (a) by overnight courier, or (b) by facsimile or other electronic means and by U. S. Mail, or (c) personally delivered to the other Party.  Notices shall be addressed as follows:

To Borrower and Guarantors:	To Lenders:

Quality Products, Inc.	Jason I. Drexler
2222 South Third Street	Suite 3350
Columbus, Ohio 43207	875 Michigan Ave.
Chicago, IL 60611
Tele: (614) 228-0185
Fax: (614) 228-8340	Telephone: (312) 337-4800 or (847)
E-mail: tkensler@multipress.com	372-3425
Fax: (312) 337-4807
With a copy to:	E-mail: jasondrexler@hotmail.com
C. Timothy Smoot, Attorney
Suite 263
23505 Crenshaw Blvd.
Torrance, CA 90505-5221

Tele: (310) 530-3366
Fax: (310) 530-2233
E-mail: smoot@earthlink.net

Notice shall be deemed given on receipt.

11.  Lender’s Representative - Jason Drexler is the Holder of the Promissory Note on behalf of the Lenders.  Lenders agree to act through Jason Drexler as their agent for purposes of this Agreement.  Borrower shall consider Jason Drexler as the duly appointed agent for the Lenders with the sole right to act as the Holder of the Note unless and until he is replaced by a writing signed by all Lenders except Mr. Schwartz and delivered to Borrower and Guarantors.

10.  Amendment - This Agreement may not be amended or terminated except by an instrument in writing signed by the Borrower and Guarantors and the Holder.

IN WITNESS WHEREOF, the Lenders and the Borrower and Guarantors execute this Agreement as of the day and year first above written.

BORROWER

Date: April 16, 2003	QUALITY PRODUCTS, INC.

	By:	/s/Tac D. Kensler

Chief Financial Officer
Name and Title

GUARANTORS

Date: April 16, 2003	QPI MULTIPRESS, INC.

	By:	/s/Tac D. Kensler

Chief Financial Officer
Name and Title

Date: April 16, 2003	COLUMBUS JACK CORPORATION

	By:	/s/Tac D. Kensler

Chief Financial Officer
Name and Title

LENDERS

Date: April 16, 2003	/s/Richard A. Drexler
Richard A. Drexler
And

/s/Clare F. Drexler
Clare F. Drexler
As joint tenants with rights of survivorship

Date: April 16, 2003	/s/Dan L. Drexler
Dan L. Drexler

Date: April 16, 2003	/s/Jason I. Drexler
Jason I. Drexler

Date: April 16, 2003	/s/Theodore P. Schwartz
Theodore P. Schwartz

Date: April 16, 2003	/s/Eleanor Metnick
Eleanor Metnick
And

/s/Nicole E. Drexler
Nicole E. Drexler
As joint tenants with rights of survivorship

Date: April 16, 2003	RD&J CORPORATION

	By:	/s/Dan L. Drexler
Dan L. Drexler, Vice President

Date: April 16, 2003	DALE S. DREXLER LIVING TRUST U/A MARCH 15, 1999

	By:	/s/Dale S. Drexler
Dale S. Drexler, Trustee

Date: April 16, 2003		/s/Karen K. Hart
Karen K. Hart

Date: April 16, 2003		ALYCE A. LAZAR DECLARATION OF TRUST DATED SEPTEMBER 24, 1992

	By:	/s/Richard A. Drexler
Richard A. Drexler
Under Power of Attorney for Alyce A. Lazar

Schedule A

Permitted Other Security Interests

1.  Security interest in the Cincinnati Mill as evidenced by note and security agreement issued to Schuler Inc.

2.  Any and all past or future purchase money security interests in equipment necessary or appropriate for conducting the business of Borrower and/or Guarantors.